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                                                                 EXHIBIT (c)(10)

                        AMENDMENT TO INSTRON CORPORATION
                           1992 STOCK INCENTIVE PLAN

     WHEREAS, the respective general partner and Boards of Directors of Kirtland Capital Partners III L.P., an Ohio limited partnership, ISN Acquisition Corporation, a Massachusetts corporation ("MergerCo."), and Instron Corporation (the "Company") have approved the merger of MergerCo. into the Company (the "Merger") in accordance with the Massachusetts Business Corporation Law;

     WHEREAS, on             , 1999 the stockholders of the Company approved the
Merger, and a Change of Control as defined in Section 15(d)(iii) of the Instron Corporation 1992 Stock Incentive Plan (the "Plan"), as amended through the date hereof, has occurred;

     Pursuant to Section 13 of the Plan, the Company hereby amends the Plan, effective on the consummation of the Merger, as follows:

          1. Section 1 shall be amended to include the following:

             "Affiliate" means with respect to any Person, any other Person (other than the Company or any Subsidiary of the Company) that directly or indirectly controls, is controlled by or is under common control with such Person.

             "Fair Market Value" prior to the Merger means on any given date the last sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected in the American Stock Exchange; except that the Committee may prescribe another measure of value for the exercise of Stock Appreciation Rights as provided in Section 7(e). Effective upon consummation of the Merger, the term shall mean, as of any particular date, the fair market value of the Stock as determined in good faith by the Board.

             "Merger" means the merger of ISN Acquisition Corporation into the Company.

             "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated association or other entity.

          2. Section 5(b) shall be amended and restated to read:

             (b) Latest Grant Date. No further Awards shall be granted under the Plan.

          3. Section 6(a)(viii) of the Plan shall be deleted.

          4. Section 15(d) of the Plan is amended and restated to read as follows:

             (d) "Change in Control" shall mean the occurrence of any one of the following events:

                (i) The Company is merged or consolidated or reorganized into or with another corporation or other Person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or Person immediately after such transaction are held in the aggregate by the holders of Common Shares outstanding immediately prior to such transaction;

                (ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other Person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Common Shares outstanding immediately prior to such sale or transfer;

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                (iii) If Kirtland Capital Partners III L.P. together with its
           Affiliates cease for any reason other than a public offering of the Company's equity securities to own a majority of the combined voting power of the outstanding securities of the Company;

                (iv) If, at any time after any public offering of any of the Company's equity securities, any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of
           1934) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

                (v) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

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